Exhibit 2.15

Execution Version

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of September 28, 2022 (this “Supplemental Indenture”), among Grifols Biotest Holdings GmbH, a company incorporated in Germany in the legal form of a limited liability company (Gesellschaft mit beschränkter Haftung) (the “Guaranteeing Party”), Grifols Escrow Issuer, S.A.U. (the “Issuer”) and BNY Mellon Corporate Trustee Services Limited, as trustee (the “Trustee”), under the indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer has executed and delivered to the Trustee an indenture (as amended and supplemented on April 21, 2022, the “Indenture”), dated October 5, 2021, providing for the issuance of €1,400,000,000 aggregate principal amount of 3.875% Senior Notes due 2028 (the “Euro Notes”) and $705,000,000 aggregate principal amount of 4.750% Senior Notes due 2028 (the “Dollar Notes” and, together with the Euro Notes, the “Notes”) on the terms and subject to the conditions set forth in the Indenture;

WHEREAS, the Indenture provides that under certain circumstances a Guaranteeing Party shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Party shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01(g) of the Indenture, the Issuer, the Guaranteeing Party and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)Agreement to Guarantee. The Guaranteeing Party hereby agrees as follows:

(a)The Guaranteeing Party hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Guaranteeing Party agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(b)The Guaranteeing Party agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of Notes and the Trustee the Obligations pursuant to Article 10 of the Indenture on a senior basis.

(3)Guarantee limitations for German Guarantors.

(a)For the purposes of this Section 3 (Guarantee limitations for German Guarantors):

“German Guarantor” means any Guarantor incorporated in the Federal Republic of Germany as (i) a limited liability company (Gesellschaft mit beschränkter Haftung) (a “German GmbH Guarantor”) or (ii) a limited partnership (Kommanditgesellschaft) with a German limited liability company as general partner (a “German GmbH & Co. KG Guarantor”);

“Net Assets” means for each German Guarantor (i) the net assets (Reinvermögen) available for distribution to the shareholders calculated in accordance with applicable law and the jurisprudence from time to time of the German Federal Supreme Court (Bundesgerichtshof) relating to the protection of liable capital under sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) taking into account, if applicable, subsection 6 of section 253, subsection 8 of section 268 and subsection 5 of section 272 of the German Commercial Code (Handelsgesetzbuch) (in each case, as amended from time to time) of that German GmbH Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), and in each case without deducting the Registered Capital of that German Guarantor; less (ii) the Registered Capital of that German Guarantor; and

“Registered Capital” means the relevant German GmbH Guarantor’s share capital (Stammkapital) or, in the case of a German GmbH & Co. KG Guarantor, the share capital (Stammkapital) of its general partner (Komplementär), in each case, as registered in the commercial register (Handelsregister).

(b)Each Holder of Notes agrees, other than in accordance with the procedure set out in paragraph (h) below, not to enforce any guarantee and/or indemnity under Article 10 of the Indenture, this Supplemental Indenture or the Notes granted, created or incurred by any German Guarantor (“German Guaranty”), if and to the extent the German Guaranty is for the obligations or liabilities of:

(i)an Affiliate of that German Guarantor that is not a direct or indirect Subsidiary of that German Guarantor; or

(ii)a direct or indirect Subsidiary of that German Guarantor if and to the extent such obligations or liabilities (including guarantees) secure obligations or liabilities of a member of the Group that is not a direct or indirect Subsidiary of that German Guarantor,

(an “Up-Stream or Cross-Stream Guaranty”),

if and to the extent such enforcement would cause the relevant German Guarantor’s Net Assets or, in the case of a German GmbH & Co. KG Guarantor,

its general partner’s Net Assets, to be reduced below zero or further reduced if already below zero.

(c)For the purposes of the calculation of the Net Assets, the following balance sheet items shall be adjusted as follows:

(i)the amount of any increase of the stated share capital (Stammkapital) of the relevant German Guarantor or, in case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), after the date of this Supplemental Indenture that has been effected without the prior written consent of the Holders of Notes shall be deducted from the relevant stated share capital;

(ii)in case the stated share capital (Stammkapital) of that German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), is not fully paid in, the amount by which the stated share capital (Stammkapital) exceeds the amount of the share capital paid in shall be deducted from the stated share capital (Stammkapital);

(iii)indebtedness which is subordinated pursuant to section 39 subsection 1 no. 5 or subsection 2 of the German Insolvency Code (Insolvenzordnung) to any financial indebtedness outstanding under the the Indenture, this Supplemental Indenture or the Notes shall be disregarded; and

(iv)loans or other liabilities incurred in violation of the provisions of the the Indenture, this Supplemental Indenture or the Notes shall be disregarded.

(d)The relevant German Guarantor shall deliver to the Holders of Notes, within ten (10) Business Days after receipt from the Holders of Notes of a written notice demanding payment under the German Guaranty (an “Enforcement Notice”):

(i)a confirmation to what extent the guaranty and/or indemnity is an Up-Stream or Cross-Stream Guaranty; and

(ii)an up-to-date balance sheet of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of that partnership and its general partner, together with a detailed calculation of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (c) above, the amount of such Up-Stream or Cross- Stream Guaranty which cannot be enforced as it would otherwise cause its or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero and a statement if and to what extent a realization or other measures undertaken in accordance with the mitigation provisions set out in paragraph (g) below would not prevent such situation (the “Management Determination”). The relevant German Guarantor shall fulfill its obligations under the German Guaranty and the Holders of Notes shall be entitled to enforce the German Guaranty in an amount which would, in accordance with the Management Determination, not cause the relevant German Guarantor’s or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero.

(e)Following the Holders’ receipt of the Management Determination, upon request by any Holder of Notes, the relevant German Guarantor shall deliver to the Holders within thirty (30) Business Days of request an up-to-date balance sheet of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of that partnership and its general partner, drawn-up by an auditor appointed by the relevant German Guarantor, together with a detailed calculation of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (c) above, the amount of such Up-Stream or Cross-Stream Guaranty which cannot be enforced as it would otherwise cause its or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero and a statement if and to what extent a realization or other measures undertaken in accordance with the mitigation provisions set out in paragraph (g) below would not prevent such situation (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared as of the date of the enforcement of the German Guaranty. The German Guarantor shall fulfill its obligations under the German Guaranty and the Holders of Notes shall be entitled to enforce the German Guaranty in an amount which would, in accordance with the Auditor’s Determination, not cause the relevant German Guarantor’s or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero.

(f)If the amount being enforceable under the German Guaranty pursuant to the Auditor’s Determination is lower than the amount being enforceable under the German Guaranty pursuant to the Management Determination and if, and to the extent that, the German Guaranty has been enforced up to the amount set out in the Management Determination, the Holders of Notes shall upon written demand by the German Guarantor to the Holders of Notes repay any enforcement proceeds (if and to the extent already received by the relevant Holders of Notes) to the relevant German Guarantor in an amount equal to the difference between the amount enforceable pursuant to the Management Determination and the amount enforceable pursuant to the Auditor’s Determination, provided that such demand for repayment is made by the relevant German Guarantor to the Holder within thirty (30) Business Days (Ausschlussfrist) of the delivery of the Auditor’s Determination. The Auditor’s Determination shall be binding for all the parties to the Indenture, this Supplemental Indenture or the Notes.

(g)Where a German Guarantor claims in accordance with the provisions of paragraphs (d) to (f) above that the German Guaranty can only be enforced in a limited amount, each German Guarantor and, in the case of a German GmbH & Co. KG Guarantor, also its general partner, shall within two (2) months after a written request of the Holders of Notes realize, to the extent legally permitted and commercially justifiable with respect to the cost and effort involved, any and all of its assets which are not required for the relevant German Guarantor’s business (nicht betriebsnotwendig) and that are shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the relevant assets. The book value shall be deemed to be significantly lower than the market value if the market value exceeds the book value by at least twenty (20) per cent. After the expiry of such two-month period, the relevant German Guarantor shall, within three (3) Business Days, notify the Holders of Notes of the amount of the net proceeds from the relevant sale and submit a statement with a new calculation of the amount of the Net Assets of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of its general partner, taking into account such proceeds. Such calculation shall, upon the Issuer’s request, be confirmed by the auditor within a period of thirty (30) Business Days following the request.

(h)The limitations set out in this Section 3 (Guarantee limitations for German Guarantors) shall not apply:

(i)to any amounts due and payable under the German Guaranty, which relate:

(A)

to funds (including, but not limited to, the Notes) which have been on-lent or otherwise made available to the relevant German Guarantor or to a Subsidiary of such German Guarantor and which are still outstanding or any other own liabilities of the relevant German Guarantor under the Indenture, this Supplemental Indenture or the Notes; or

(B)	to letters of credit or similar instruments to the extent issued for the benefit of the relevant German Guarantor or any of its Subsidiaries and which are still outstanding; or

(ii)for so long as the relevant German Guarantor has not complied with its obligations pursuant to paragraph (d) through (g) of this Section 3 (Guarantee limitations for German Guarantors); or

(iii)if the German Guarantor (as dominated entity and/or transferor) is subject to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) with its shareholder on the date of the enforcement of the German Guaranty unless the German Guarantor has proven by way of a final (rechtskräftig) court judgement that the existence of a domination and/or profit and loss pooling agreement is not sufficient to exclude application of section 30 subsection 1 sentence 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and any other provision of statutory law of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG), the German Stock Corporation Act (Aktiengesetz), the German Criminal Code (Strafgesetzbuch) or mandatory provisions of the German Civil Code (Bürgerliches Gesetzbuch) (together, the “Relevant Provisions”), in each case the breach of which would result in personal or criminal liability of the managing directors of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner, which has its basis (Ursprung) in the granting of an Up-Stream or Cross-Stream Guaranty. Each Holder of Notes agrees that if court proceedings to obtain a final judgment in that respect has been initiated (anhängig) by the German Guarantor no later than twenty (20) Business Days after the Enforcement Notice (and such German Guarantor does not terminate such proceedings itself), it will only enforce the German Guaranty subject to the limitations set out in paragraphs Error! Reference source not found. through (g) above (the “Limitations on Enforcement”) until such proceedings have been settled by a final court judgment on the merits (Begründetheit), provided that if a judgement is rendered which is not based on the merits the Limitations on Enforcement shall only continue to be applicable if the German Guarantor initiates new court proceedings within twenty (20) Business Days of such judgment. Irrespective of the preceding sentences, a decision of the German Federal Supreme Court (Bundesgerichtshof) ruling on whether the existence of a domination and/or profit and loss pooling agreement is sufficient to exclude application of section 30 subsection 1 sentence 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and any other Relevant Provisions to avoid any personal or criminal liability of the managing directors of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner in respect of the granting of a guarantee or surety or security interests for debt of such guarantor’s parent entity, the surety company or the security provider, respectively, or its direct or indirect subsidiaries, if these subsidiaries are not subsidiaries of the guarantor, surety company or security provider, respectively, shall be deemed as sufficient evidence as between the parties to the Indenture, this Supplemental Indenture or the Notes in respect of that question. In any case, however, the German Guarantor may only rely on this paragraph (h)(iii) if and to the extent the German Guarantor confirms in the Management Determination (and the auditors confirm in the Auditor’s Determination) that the German Guarantor’s claims for the reimbursement of losses (and indemnity claims which would arise following payment under the German Guaranty) against its direct or indirect shareholders would not be of substance (nicht werthaltig); or

(iv)

if and to the extent the German Guarantor holds on the date of enforcement of the German Guaranty a valuable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against its direct or indirect shareholder; or

(v)

if and to the extent payment under the German Guaranty would not result in a violation of the capital maintenance requirements set out in section 30 subsection 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and would not otherwise result in personal or criminal liability of the managing directors of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner as a result of a breach of statutory obligations under any of the Relevant Provisions, which has its basis (Ursprung) in the granting of Up-Stream or Cross-Stream Guaranties.

(i)No reduction of the amount enforceable under any German Guaranty in accordance with the above limitations will prejudice the rights of the Holders to continue enforcing such German Guaranty (subject always to the restrictions set out in this Section 3 (Guarantee limitations for German Guarantors) at the time of such enforcement) until full and irrevocable satisfaction of the amounts owing under the guaranteed and/or indemnified claims.

(j)Notwithstanding anything to the contrary in this Supplemental Indenture, this Section 3 (Guarantee limitations for German Guarantors) and any rights and/or obligations arising out of it shall be governed by, and shall be construed and enforced in accordance with, German law.

(4)Execution and Delivery. The Guaranteeing Party agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(5)Governing Law. EXCEPT AS EXPRESSLY STATED OTHERWISE HEREIN, THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(6)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of the Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of the Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Party. No provision of this Supplemental Indenture is intended to subject the Trustee to German law; and in no event shall the Trustee be or become subject to, or obligated under, German law. The Trustee shall not be responsible for determining whether Net Assets or Registered Capital are satisfactory hereunder nor shall the Trustee be responsible for determining any calculations hereunder. For the avoidance of doubt, the Holders of Notes may direct the Trustee to enforce the German Guaranty under New York law and in accordance with Articles 6 and 7 of the Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed , all as of the date first above written.

GRIFOLS BIOTEST HOLDINGS GMBH, as
Guarantor

By:	/s/ Petros Gatsios
	Name:	Dr. Petros Gatsios
	Title:	Managing Director

By:
Name:
Title:

[Signature Page to Supplemental Indenture (2021)]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GRIFOLS BIOTEST HOLDINGS GMBH, as
Guarantor

By:
Name:
Title:

By:	/s/ AINHOA MENDIZABAL ZUBIAGA
	Name:	AINHOA MENDIZABAL ZUBIAGA
	Title:	MANAGING DIRECTOR

[Signature Page to Supplemental Indenture (2021)]

BNY Mellon Corporate Trustee Services Limited, as Trustee

By:	/s/ Marco Thuo
	Name:	Marco Thuo
Title:

[Signature Page to Supplemental Indenture (2021)]

Acknowledged by:

GRIFOLS ESCROW ISSUER, S.A.U., as Issuer

By:	/s/ ALFREDO ARROYO
	Name:	ALFREDO ARROYO
	Title:	JOINT AND SEVERUM DIRECTOR
ADMINISTRADOR SOLIDARIO

[Signature Page to Supplemental Indenture (2021)]